EXHIBIT R



                      [REN Corporation-USA Letterhead]


                             September 12, 1995



COBE Laboratories, Inc.
1185 Oak Street
Lakewood, Colorado 80215

Attention: Mats Wahlstrom

          Re: Request for Proposal to Acquire Common Stock
              --------------------------------------------

Gentlemen:

          As of the date hereof and pursuant to Section 5.11 of the Stock Purchase Agreement dated as of May 24, 1991 between REN Corporation-USA (the "Corporation") and COBE Laboratories, Inc. ("COBE"), as amended through April 26, 1994, the Corporation, pursuant to the duly authorized action of its Board of Directors, hereby requests Gambro AB, a Swedish company ("Gambro"), COBE, a wholly owned indirect subsidiary of Gambro, and REN Acquisition Corp., a Tennessee corporation and a wholly owned subsidiary of COBE ("Purchaser"), to enter into an Agreement and Plan of Merger, dated as of September 12, 1995, among Gambro, COBE, Purchaser and the Corporation and to consummate the transactions contemplated thereby in accordance with the terms and conditions thereof.



                                        Very truly yours,



                                        REN Corporation-USA


                                        By:  ____________________
                                        Name:
                                        Title: